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                                                                    EXHIBIT 23.1

                                  AUDITORS' CONSENT



The Board of Directors
Tenet Healthcare Corporation:

We consent to the use of our reports dated July 25, 1996 incorporated herein by reference in the Registration Statement on Form S-3 of Tenet Healthcare Corporation, relating to the consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1996, and the related schedule, and to the reference to our firm under the heading "Experts" in the prospectus. Our report on the consolidated financial statements refers to a change in the method of accounting for income taxes in 1994.

                                                 KPMG PEAT MARWICK LLP




Los Angeles, California
April 9, 1997